                                                                   EXHIBIT 11.1

              HALL, KINION AND ASSOCIATES, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                                      PRO FORMA
                                                   1994  1995   1996  1996 (1)
                                                   ----- ----- ------ ---------
   Net income....................................  $  33 $ 682 $1,361   $ 475
                                                   ===== ===== ======   =====
   Weighted average common shares outstanding(2).  6,282 6,282  7,980   7,980
   Weighted average common share equivalents
    related to stock options and warrants........    --     45    426     426
   Common shares issued and stock options granted
    (using the treasury stock method assuming an
    initial public offering price of $14.50)
    between March 1996 and the initial public
    offering included pursuant to Securities and
    Exchange Commission rules....................  1,057 1,057  1,057   1,057
                                                   ----- ----- ------   -----
   Shares used in per share computation..........  7,339 7,384  9,463   9,463
                                                   ===== ===== ======   =====
   Net income per share..........................  $ --  $0.09 $ 0.14   $0.05
                                                   ===== ===== ======   =====
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(1) The pro forma computation reflects the combined results of operations of
    Hall, Kinion and Associates, Inc. and Subsidiaries and TeamAlliance
    Technology Partners, L.P. and Subsidiaries, as if the acquisition, which was completed on December 2, 1996, had been completed at the beginning of
    1996.
(2) Including the effect of the conversion of mandatorily redeemable preferred stock to common stock.